Exhibit 23.2

August 29, 2016 The Board of Directors Nam Tai Property Inc. Unit 1201, 12/F Tower 1, Lippo Centre 89 Queensway Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement pertaining to the Nam Tai Property Inc. 2016 Stock Option Plan on Form S-8 of our report, relating to the consolidated financial statements of Nam Tai Property Inc. and its subsidiaries (the “company”) and the effectiveness of the Company’s internal control over financial reporting dated March 14, 2016 appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2015.

Yours faithfully,

Certified Public Accountants

Hong Kong